Exhibit 99.1

Release Date: July 17, 2003

Scientific-Atlanta Reports Fourth Quarter Results

Atlanta, GA – July 17, 2003. Scientific-Atlanta, Inc. (NYSE:SFA) today reported fourth quarter earnings of $47.4 million, or $0.31 per share, on sales of $404.2 million. Earnings included after-tax restructuring charges of $1.8 million, which were offset by other miscellaneous gains of approximately the same amount.

Sequentially Stronger Results

Bookings are orders received by the company that are eligible for inclusion in backlog. Scientific-Atlanta’s policy is to place in its financial backlog orders for product scheduled for shipment within six months from the end of the reported quarter.

Fourth quarter bookings were $459.1 million, an increase of $119.2 million, or 35 percent, from the preceding quarter. Compared with the fourth quarter of last year, in which the company de-booked $199.8 million of orders from Adelphia Communications Corporation (Adelphia), bookings increased sharply.

Compared with the third quarter, bookings of subscriber products increased by 52 percent to $325.8 million. Note that, in the fourth quarter of fiscal year 2002, new subscriber product bookings of $125.8 million were more than offset by the de-booking of orders from Adelphia, resulting in negative subscriber bookings for that quarter.

In the quarter just ended, Scientific-Atlanta and Cablevision Systems (Cablevision) completed an agreement that will extend the business relationship between the companies. Under the terms of the agreement, Cablevision has made firm volume commitments for Explorer® digital set-tops for the remainder of calendar year 2003. In the quarter, Scientific-Atlanta received orders from Cablevision valued at $128.8 million, some of which the company shipped in the quarter.

The company received substantial orders for the Explorer 8000 home entertainment server from Time Warner Cable in both the fourth quarter of fiscal year 2003 and the first two weeks of the new fiscal year. In addition, the company received a substantial order for the Explorer 8000 product in the fourth quarter from Comcast, in support of their future plans for a wider deployment in their Scientific-Atlanta systems.

Bookings of transmission products increased sharply from last year, which also included de-bookings of orders related to the bankruptcy of Adelphia, and increased slightly over the preceding quarter to $103.6 million. Satellite product bookings of $29.8 million increased 27 percent sequentially and 25 percent compared to last year’s fourth quarter.

Backlog at the end of the quarter was $394.9 million, a slight decrease from the fourth quarter of last year, but an increase of 16 percent sequentially. The backlog included approximately one million Explorer digital set-tops.

Sales of $404.2 million increased by $14.0 million, or four percent from the same period a year ago, and increased by six percent compared with the preceding quarter.

Sales of subscriber products increased 15 percent from last year’s fourth quarter to $284.6 million and increased six percent sequentially. In the quarter, the company sold 968 thousand Explorer digital set-tops and 270 thousand WebSTAR™ cable modems.

Sales of transmission products of $100.1 million were down 17 percent from the fourth quarter of last year, but increased 10 percent from last quarter. Satellite product sales of $19.5 million were down 18 percent from the comparable period of last year, and down 14 percent from last quarter.

Gross margin in the fourth quarter was 36.6 percent of sales, a decrease of less than one percentage point from the same period a year ago, but an increase of 2.5 percentage points sequentially. The decline compared to last year’s fourth quarter was primarily due to the increased shipments of new set-top models that currently have lower gross margins than the company average. The sequential increase was driven by higher volumes, material cost savings, and favorable results of the year-end physical inventory.

Fourth quarter earnings were $47.4 million, or $0.31 per share, on sales of $404.2 million. Earnings included after-tax restructuring charges of $1.8 million, which were offset by other miscellaneous gains of approximately the same amount.

Fourth quarter earnings increased $63.0 million from the comparable period of the prior year, when the company reported a loss of $15.7 million, or $0.10 per share. Note that in the fourth quarter of last year, Scientific-Atlanta recorded an after-tax bad-debt expense of $55.2 million, or $0.35 per share, related to the write-off of accounts receivable from Adelphia, resulting from its filing for bankruptcy in June, 2002. Also in last year’s fourth quarter, the company incurred after-tax expenses of $4.8 million, or $0.03 per share, associated with restructuring and the mark-to-market adjustment of various equity investments.

Compared to the preceding quarter, earnings increased by $20.5 million or 77 percent. Note that the preceding quarter’s reported earnings included after-tax charges of $6.9 million, or $0.04 per share, for restructuring and mark-to-market adjustments of various equity investments.

Strong Balance Sheet and Cash Flow

The company’s balance sheet remains very strong with cash and short-term investments of $948.6 million at the end of the quarter, an increase of $60.1 million from the end of the preceding quarter, and an increase of $217.3 million from the end of fiscal year 2002.

Accounts receivable declined by $8.3 million, and DSO improved to 43 days from 53 days in the preceding quarter. Inventory turns increased to 8.0 from 7.4 sequentially.

In the fourth quarter, cash provided by operating activities was $61.4 million.

Fiscal Year Results

Fiscal year 2003 bookings increased to $1.425 billion from $1.168 billion in the preceding year. Again, note that the fiscal year 2002 bookings included a de-booking of $199.8 million related to the bankruptcy filing by Adelphia.

Fiscal year 2003 sales declined by 13 percent to $1.450 billion. The book-to-bill ratio for fiscal year 2003 was 0.98.

Gross margin was 34.7 percent of sales in fiscal year 2003, down 0.3 percentage points from last year. The decline was due primarily to a higher mix of new products; partially offset by material cost reductions, product redesign, and conversion cost improvements.

Reported earnings in the year just ended were $100.3 million, or $0.65 per share, down slightly from reported earnings of $104.4 million, or $0.66 per share, in the preceding year.

Earnings in fiscal year 2003 included after-tax charges related to various restructurings, the mark-to-market adjustments of various equity investments, and the termination of a contract with German cable operator ish GmbH & Co. KG, and totaled $25.4 million, or $0.17 per share. Earnings in fiscal year 2002 included after-tax charges related to the previously mentioned bad-debt expense and various restructurings, and totaled $70.7 million, or $0.45 per share.

In fiscal year 2003, Scientific-Atlanta generated a record $361.5 million of cash from operating activities, up slightly from $358.2 million last year.

In fiscal year 2003, the company repurchased approximately 8.6 million of its shares for $104.5 million and acquired transmission product lines from Arris International, Inc. for approximately $31.6 million.

Other Highlights

Scientific-Atlanta shipped 387 thousand Explorer 8000 home entertainment servers in the fiscal year, including 158 thousand in the fourth quarter. At the National Cable &

Telecommunications Association (NCTA) show in June, the company highlighted high-definition (HD) and multi-room versions of the Explorer 8000 home entertainment server, which are currently in development.

In June, the company announced a new Explorer set-top designed specifically for retail distribution. The Explorer 3270HD™, a third-generation HD set-top, will provide consumers with a broad range of capabilities, including enhanced installation features, more audio options, and new stretch and zoom capabilities. The Explorer 3270HD set-top will be available, together with Cox Communications’ high-definition TV service, at Best Buy retail stores in several markets.

Scientific-Atlanta shipped 197 thousand HD set-tops in fiscal year 2003, including 58 thousand in the fourth quarter. Cumulatively, the company has shipped more than 300 thousand high-definition set-tops.

In the fourth quarter, Scientific-Atlanta expanded its portfolio of products to support cable operators’ efforts to offer high-value data and voice services to businesses. The company introduced a new family of BroadLAN™ products and an expansion of its widely deployed PRISMA IP™ optical transport platform. The new PRISMA IP products extend resilient packet ring (RPR) technology to the customer premises.

Summarizing the fourth quarter and fiscal year 2003 results, Jim McDonald, Chairman and CEO, concluded, “We are pleased with the fourth quarter improvements in bookings, sales, and earnings compared to last year. We also are pleased to report another year of strong cash flow from operations. In the new fiscal year, we plan to continue to bring to the market innovative new products and to maintain our disciplined management of product costs, expenses, and our balance sheet.”

About Scientific-Atlanta

Scientific-Atlanta, Inc. (NYSE:SFA) (http://www.scientificatlanta.com) is a leading supplier of transmission networks for broadband access to the home, digital interactive set-tops and subscriber systems designed for video, high-speed Internet, and voice over IP (VoIP) networks, and worldwide customer service and support.

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this news release. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recent Form 10-Q), which statements are incorporated into this news release by reference.

# # #

For more information contact:

Tom Robey, Investor Relations        770-236-4608        770-236-4775     fax

            tom.robey@sciatl.com

Scientific-Atlanta, the Scientific-Atlanta logo, Explorer, and PRISMA are registered trademarks of Scientific-Atlanta, Inc. WebSTAR, BroadLAN, and Prisma IP are trademarks of Scientific-Atlanta, Inc.

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(IN MILLIONS, EXCEPT PER SHARE DATA)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002
SALES	$404.2	$390.1	$1,450.4	$1,671.1

COSTS AND EXPENSES
Cost of sales	256.1	244.1	947.6	1,086.9
Sales and administrative	50.3	127.1	191.8	270.5
Research and development	34.2	38.0	146.6	148.6
Restructuring	2.7	5.6	17.4	28.2
Interest expense	0.2	0.3	0.9	0.9
Interest income	(6.4)	(5.7)	(22.7)	(22.3)
Other (income) expense, net	(4.7)	4.4	16.7	(0.1)

Total costs and expenses	332.4	413.8	1,298.3	1,512.7

EARNINGS (LOSS) BEFORE INCOME TAXES	71.8	(23.7)	152.1	158.4

PROVISION FOR (BENEFIT FROM) INCOME TAXES
Current	24.7	(17.0)	55.5	60.2
Deferred	(0.3)	9.0	(3.7)	(6.2)

NET EARNINGS (LOSS)	$47.4	$(15.7)	$100.3	$104.4

EARNINGS (LOSS) PER COMMON SHARE
BASIC	$0.32	$(0.10)	$0.66	$0.67

DILUTED	$0.31	$(0.10)	$0.65	$0.66

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
BASIC	149.1	156.6	152.6	156.8

DILUTED	151.3	157.9	153.5	158.4

DIVIDENDS PAID PER SHARE	$0.01	$0.01	$0.04	$0.04

BOOKINGS	$459.1	$28.3	$1,424.6	$1,168.3

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(IN MILLIONS, EXCEPT SHARE DATA)

(Unaudited)

	June 27, 2003	June 28, 2002
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$359.8	$376.4
Short-term investments	588.8	354.8
Receivables, less allowance for doubtful accounts of $3.3 at June 27 and $5.7 at June 28	184.6	261.1
Inventories	127.0	217.5
Deferred income taxes	41.9	47.9
Other current assets	21.5	50.7

TOTAL CURRENT ASSETS	1,323.6	1,308.4

PROPERTY, PLANT AND EQUIPMENT, at cost
Land and improvements	22.1	21.9
Buildings and improvements	83.6	78.5
Machinery and equipment	219.7	241.4

	325.4	341.8
Less—Accumulated depreciation and amortization	127.7	119.4

	197.7	222.4
GOODWILL	235.2	195.6

INTANGIBLE ASSETS	51.0	48.9

NON-CURRENT MARKETABLE SECURITIES	8.4	28.5

DEFERRED INCOME TAXES	38.2	29.9

OTHER ASSETS	64.5	80.9

TOTAL ASSETS	$1,918.6	$1,914.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1.4	$1.7
Accounts payable	143.4	170.3
Accrued liabilities	116.5	145.6
Income taxes currently payable	12.3	—

TOTAL CURRENT LIABILITIES	273.6	317.6

LONG-TERM DEBT, LESS CURRENT MATURITIES	8.6	8.6

OTHER LIABILITIES	155.2	151.6

STOCKHOLDERS’ EQUITY
Preferred stock, authorized 50,000,000 shares; no shares issued	—	—
Common stock, $0.50 par value, authorized 350,000,000 shares; issued 164,992,376 shares at June 27 and at June 28	82.5	82.5
Additional paid-in capital	520.5	530.7
Retained earnings	1,127.4	1,033.2
Accumulated other comprehensive income (loss), net of taxes of $13.2 at June 27 and tax benefit of ($0.1) at June 28	21.5	(0.2)

	1,751.9	1,646.2
Less—Treasury stock, at cost (15,550,442 shares at June 27 and 8,361,862 shares at June 28)	270.7	209.4

	1,481.2	1,436.8

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,918.6	$1,914.6